  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan of our reports dated August 29, 2012, with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc. and the effectiveness of internal control over financial reporting of Buckeye Technologies Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/Ernst & Young

Memphis, Tennessee
November 9, 2012